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EXHIBIT 21

SUBSIDIARIES OF HUDSON FOODS, INC.


1.  Ohse Transportation, Inc., a Kansas corporation.
2.  Hudson Development Company, an Arkansas corporation.
3. Hudson Foreign Sales, Inc., incorporated under the laws of the U.S. Virgin Islands.
4. Hudson Foods Poland, S.P. Z O.O., a Polish limited liability company.